Exhibit 10.2
AMENDMENT NUMBER FIVE
TO THE
L3HARRIS RETIREMENT SAVINGS PLAN

WHEREAS, L3Harris Technologies, Inc., a Delaware corporation (“L3Harris”), heretofore has adopted and maintains the L3Harris Retirement Savings Plan, as amended and restated effective January 1, 2021 (the "Plan");

WHEREAS, pursuant to Section 17.1 of the Plan, the Employee Benefits Committee of L3Harris (the “Committee”) has the authority to amend the Plan;

WHEREAS, pursuant to Section 13.3 of the Plan, the Committee has delegated certain of such amendment authority to the head of global benefits of L3Harris (currently, the Senior Director, Global Benefits) (the “Head of Global Benefits”);

WHEREAS, L3Harris has entered into a Sale Agreement with Alpha Midco, LLC (“Purchaser”) dated as of July 2, 2021 pursuant to which L3Harris and its subsidiary are selling to Purchaser, (i) its wholly-owned subsidiary, L3 Electron Devices, Inc. and (ii) certain assets related to L3Harris’ Narda Microwave-West business operated within the Aerospace Products sector of L3Harris’ Aviation Systems segment (such agreement, as it may be amended from time to time, the “Sale Agreement”);

WHEREAS, as a result of such sale all “Transferred Employees” (for all purposes of this Amendment, as such term is defined in the Sale Agreement) will cease to participate in the Plan;

WHEREAS, the Sale Agreement provides that effective as of the “Closing Date” (for all purposes of this Amendment, as such term is defined in the Sale Agreement), each Transferred Employee shall become fully vested in his or her account balance in the Plan; and

WHEREAS, the Head of Global Benefits desires to amend the Plan to reflect the above-described term of the Sale Agreement.

NOW, THEREFORE, BE IT RESOLVED, that Schedule B of the Plan, Special Rules Applying to Divestiture Accounts and Divestiture Participants, is hereby amended, contingent upon the occurrence of the “Closing” (as such term is defined in the Sale Agreement) and effective as of the Closing Date, to add a new paragraph at the end thereof as follows:

11.    Divestiture of L3 Electron Devices, Inc. and the Narda Microwave-West Business

(a) In General. The Company has entered into a Sale Agreement with Alpha Midco, LLC dated as of July 2, 2021 pursuant to which the Company and its subsidiary will sell to Alpha Midco, LLC (i) its wholly-owned subsidiary, L3 Electron Devices, Inc. and (ii) certain assets related to the Company’s Narda Microwave-West business operated within the Aerospace Products sector of the Company’s Aviation Systems segment (such

Exhibit 10.2
agreement, as it may be amended from time to time, the “Electron Devices/Narda Sale Agreement”).
(b) Vesting. Notwithstanding any other provision in the Plan, effective as of the “Closing Date” (as such term is defined in the Electron Devices/Narda Sale Agreement), the “Transferred Employees” (as such term is defined in the Electron Devices/Narda Sale Agreement) shall be 100% vested in their Accounts under the Plan.
APPROVED by the HEAD OF GLOBAL BENEFITS on this 23rd day of August, 2021.

                            /s/ Allison Oncel
Allison Oncel
Senior Director, Global Benefits

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